EXHIBIT 99.1

Altavista, VA January 10, 2007 - The Board of Directors of Pinnacle Bankshares Corporation (OTBB: PPBN) has declared a regular quarterly cash dividend of $0.15 per share payable February 2, 2007 to shareholders of record January 19, 2007. Pinnacle Bankshares is the holding company for The First National Bank of Altavista.

The $0.15 per share rate represents a 15.38% increase over the $0.13 per share dividend paid in this same quarter one year ago and is the same dividend paid per share in the previous quarter.

“The dividend rate is a reflection of our continuing commitment to return to our shareholders a representative level of our net income”, remarked Rob Gilliam, President and CEO of both the holding company and the bank.

Pinnacle Bankshares expects to release its fourth quarter earnings by the end of January.

Pinnacle Bankshares Corporation is a locally managed community banking organization based in Central Virginia. The one-bank holding company of The First National Bank of Altavista serves an area consisting primarily of Campbell County, northern Pittsylvania County, eastern Bedford County, northern Franklin County and the City of Lynchburg. The Company operates two branches in the Town of Altavista, two branches in Campbell County, one branch in the City of Lynchburg and a branch in Forest in Bedford County. A loan production office at Smith Mountain Lake in Moneta, Franklin County, Virginia opened in May 2005. First National Bank opened a new branch in Amherst, Virginia in November 2006.

CONTACT: Pinnacle Bankshares Corporation, Bryan M. Lemley, 434-369-3036 bryanlemley@1stnatbk.com